Exhibit 10(r)
AGREEMENT FOR MANAGEMENT ADVISORY,
STRATEGIC PLANNING AND
CONSULTING SERVICES
          THIS AGREEMENT is made effective as of the first day of October 2005 (the “Effective Date”), by and between MidOcean US Advisor, LP, a Delaware limited partnership (“MidOcean”); and Stratus Technologies, Inc., a Delaware corporation (“Stratus”).
          WHEREAS, MidOcean, by and through its officers, employees, agents and affiliates has developed in connection with the conduct of its business and affairs various areas of expertise in the fields of management, finance, marketing, and strategic planning; and
          WHEREAS, Stratus desires to continue to avail itself of the expertise of MidOcean in those areas hereinabove enumerated and in which MidOcean is acknowledged to have expertise, for a period of one (1) year from the Effective Date, said 1-year period being referred to as the “Term”;
          NOW, THEREFORE, the parties do hereby agree as follows:
          1. Appointment. Stratus hereby appoints MidOcean to render management advisory, strategic planning and consulting services to Stratus on an exclusive basis during the Term as herein contemplated. This Agreement shall automatically renew for successive 1-year periods unless terminated by either party for any reason by written notice to the other party at least thirty (30) days prior to the end of the then current 1-year period.
          2. MidOcean. During the Term, MidOcean shall render to Stratus, by and through such of its officers, employees, agents and affiliates as MidOcean, in its sole discretion, shall designate from time to time, management advisory, strategic planning and consulting services. Said services shall consist of advice concerning management, finance, marketing, strategic planning, and such other services as shall be requested from time to time by the Board of Directors of Stratus, including general advice concerning (i) any permitted financing, refinancing, sale, transfer, sale and leaseback or other permitted disposition of any assets of Stratus Technologies Group, S.A., a Luxembourg société anonyme (“Holdings”) or its subsidiaries and (ii) any permitted purchase or acquisition of stock or assets by Holdings or any of its subsidiaries. Stratus acknowledges and agrees that the services to be provided by MidOcean hereunder do not encompass services that would be required in connection with a specific acquisition, restructuring, financing, refinancing or initial public offering by Stratus, or a specific private sale of the stock or assets of Stratus. Should Stratus desire to engage MidOcean to provide financial advisory services in connection with any such specific transaction, such engagement shall be subject to the negotiation of mutually acceptable fee arrangements for such additional services, albeit the indemnification obligations of Stratus as set forth in paragraph 7 of this Agreement shall apply to any such additional services performed by MidOcean.
          3. Fees. In consideration of MidOcean’s performance of the above-described services, Stratus shall pay to MidOcean, in cash, a consulting services fee of $250,000 (the “Fee”). It is recognized that, subject to the terms of this Agreement, Stratus is committed to pay the full amount payable hereunder, and the Fee, once paid, is non-refundable. The full amount of the Fee for the entire Term shall be paid on upon execution of this Agreement, and, unless this Agreement is terminated pursuant to Section 1 hereto, on each anniversary of the Effective Date.
          4. Reimbursements. Within 15 calendar days of delivery of MidOcean’s invoice, Stratus shall reimburse MidOcean for its actual out-of-pocket expenses incurred in connection with the performance of services pursuant to this Agreement.
          5. Default. In the event that Stratus fails to pay any part of the Fee as set forth in Paragraph 3 above when and as due, and Stratus does not cure such failure prior to the 10th day of the month following the month in which such payment is due, then Stratus shall be in default under this Agreement and MidOcean shall be entitled to receive payment in full of the unpaid portion of the Fee upon making written demand upon Stratus for such payment. Upon delivery of such written demand, MidOcean shall be excused from rendering any further services pursuant to this Agreement. The aforesaid right and privilege of MidOcean to withhold services is intended to be in addition to any and all other remedies available because of Stratus’ default, including MidOcean’s right to payment of all fees set forth herein. Further, in the event of a default by Stratus, Stratus agrees to reimburse MidOcean for any and all costs and expenses incurred by MidOcean, including, without limitation, reasonable counsel fees and expenses, in connection with such default and any litigation or other proceedings instituted for the collection of payments due hereunder.
          6. Permissible Activities. Nothing herein shall in any way preclude MidOcean from engaging in any business activities or from performing services for its own account or for the account of others.
          7. Indemnification. Stratus shall indemnify and hold harmless MidOcean and its directors, officers, employees, agents and controlling persons (each being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, relating to or arising out of the management, strategic planning and consulting services contemplated by, this Agreement. Stratus shall reimburse any Indemnified Party for all costs and expenses (including reasonable counsel fees and expenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. Stratus shall not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the bad faith or gross negligence of MidOcean.
          8. Amendments. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          9. Notices. Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

2

If to MidOcean, to:
MidOcean US Advisor, LP
320 Park Avenue, 17th Floor
New York, New York 10022
Attention: Andrew Spring
If to Stratus, to:
Stratus Technologies, Inc.
c/o Gibson, Dunn & Crutcher
200 Park Avenue
New York, New York 10166
Attention: David B. Rosenauer, Esq.
          10. Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.
          11. Assignment. This Agreement shall be assignable by either party hereto provided that the non-assigning party consents in writing to such assignment.
          12. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of Delaware (without regard to the conflicts of laws provisions thereof or of any other jurisdiction) and shall inure to the benefit of, and be binding upon, MidOcean and Stratus and their respective successors and assigns.
          13. No Continuing Waiver. The waiver by any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.
          14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement for Management Advisory, Strategic Planning and Consulting Services to be executed and delivered as of the Effective Date by its duly authorized officer or agent as set forth below.

MIDOCEAN US ADVISOR, LP
By:	MidOcean US Advisor Holdings, LLC, its General Partner

By:	/s/ J. Edward Virtue
	Name:	J. Edward Virtue
	Title:	CEO

STRATUS TECHNOLOGIES, INC.
By:	/s/ Robert Laufer
	Name:	Robert Laufer
	Title:	Senior Vice President and Chief Financial Officer

Wire instructions for Advisory Fee:

ABA #:	021-000-018
The Bank of New York
New York, NY
A/C Name:	Pershing LLC
A/C #:	890-051238-5
Client Name:	MidOcean US Advisor LP
Client A/C #:	6TP-00264-6
Reference:	Stratus Advisory Fee